AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as June 7, 2011 by and between MOJO VENTURES, INC. (“MOJO”) and THE BROADSMOORE GROUP, LLC “Broadsmoore”).

WITNESSETH

WHEREAS, the Broadsmoore assisted the company in connection with its Merger with SPECIALTY BEVERAGE AND SUPPLEMENT, INC. (“SBSI”) pursuant to that Letter of Intent dated March 3, 2011 (the “LOI”). Terms appearing in initial capital form herein and not otherwise defined have the meaning ascribed to them in the LOI.

WHEREAS, pursuant to the LOI, MOJO was to issue and deliver to Broadsmoore at the Closing of the transactions a note in the amount of $500,000 (the “Note”) together with legal and related transaction expenses, which are recognized by the parties as a nominal sum of money (the “Expense Reimbursement”);

WHEREAS, in the best interest of the Company the Company and Broadsmoore have agreed to amend the obligations of the Company under the LOI as set forth herein;

NOW, THEREFORE, the Company and Broadsmoore agree as follows:

1. Satisfaction of the Note. In complete satisfaction of the Company’s obligation to issue the Note to Broadsmoore, the Company shall remit to Broadsmoore on the date hereof the sum of $400,000 by wire transfer of immediately available funds.

2. Expense Reimbursement. the aforementioned payment of $400,000 in paragraph 1 also satisfies the Company’s obligation to pay Expense Reimbursement.

3. Agreement to Subscribe for Bridge Notes. In consideration for the Company satisfying the Note before the maturity date, Broadsmoore hereby agrees to subscribe for 1,142,857 shares of common shares of the Company at $0.35 per share. Broadsmoore will execute appropriate subscription documentation on the date hereof and deliver it to the Company.

4. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior contemporaneous agreements, arrangements, negotiations and understandings between the parties hereto, relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Agreement. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto.

5. Amendments. No modification or amendment of any term, provision or condition of this Agreement shall be binding or enforceable unless executed in writing by the parties hereto.

6. Governing Law, Forum. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive laws of the State of New York. The parties hereto agree that any suit, action or proceeding arising out of or relating to this Agreement, shall be submitted to the New York State Supreme Court, Suffolk County for determination pursuant to the New York Simplified Procedure for Court Determination of Disputes and each party waives any objection to the laying of the venue of such suit and irrevocably submits to the jurisdiction of such Court.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its corporate officer thereunto duly authorized, and the Consultant has signed this Agreement, all as of the date first above written.

MOJO VENTURES, INC.

By: /s/ Peter Scalise III

Name: Peter Scalise III

Title: Chairman and Chief Executive Officer

THE BROADSMOORE GROUP, LLC

By: /s/ AJ Discala

Name: AJ Discala

Title: President

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